Exhibit 10.3

2014 Omnibus Incentive Plan
TSR PERFORMANCE Stock UNIT Award Agreement

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [_________] (the “Date of Grant”), is made by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), and [_________] (“Participant”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the National Bank Holdings Corporation 2014 Omnibus Incentive Plan (the “Plan”).

WHEREAS, NBHC has adopted the Plan to provide NBHC officers, employees, directors, and consultants an opportunity to participate in NBHC’s future performance and align the interests of such officers, employees, directors, and consultants with those of the shareholders of NBHC; and

WHEREAS, the Committee has determined that it would be in the best interests of NBHC and its shareholders to grant Participant a number of performance vesting Restricted Stock Units on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Performance Stock Unit Award.
(a)Grant. NBHC hereby grants to Participant an award of performance-vesting Restricted Stock Units (the “PSUs”) in respect of [___________] Shares (the “TSR Target Number”), on the terms and subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.
2.Vesting and Settlement.
(a)General. Except as may otherwise be provided herein, a number of PSUs, if any, equal to  the Earned PSUs (as defined in Annex A hereto) shall vest on [_________] (such date, the “Vesting Date”), subject to Participant having not incurred a Termination of Employment prior to the Vesting Date. NBHC shall issue one Share to Participant for each Earned PSU within 10 days following the Vesting Date (and in no event later than the March 15 following the Vesting Date).

(b)	Determination of Earned PSUs and Vesting and Settlement in Connection with a Change in Control.
(i)	Determination of Earned PSUs. Notwithstanding anything in the Plan, effective as of immediately prior to a Change in Control, subject to the occurrence of such Change in Control, the number of Earned PSUs shall be established by the Committee based on the greater of the TSR Target Number and the level of achievement of actual performance as determined through the latest practicable date prior to such Change in Control (as determined by the Committee in its sole discretion).
(ii)	Vesting and Settlement of Earned PSUs. The Earned PSUs shall be settled within five days following the occurrence of such Change in Control, unless a replacement or substitute award meeting the requirements of this Section 2(b)(ii) is provided to Participant in respect of the Earned PSUs (an award meeting the requirements of this Section 2(b)(ii), a “Replacement Award”). An award shall qualify as a Replacement Award if: (A) it is a restricted stock unit with respect to a publicly traded equity security of NBHC or the surviving corporation or the ultimate parent of the applicable entity following the Change in Control, (B) it has a fair market value at least equal to the value of the Earned PSUs established pursuant to Section 2(b)(i) as of the date of the Change in Control, (C) it contains terms relating to service-based vesting (including with respect to Termination of Employment) that are substantially identical to the terms set forth in this Agreement and does not contain any terms related to performance-based vesting, and (D) its other terms and conditions are not less favorable to Participant than the terms and conditions set forth in this Agreement or in the Plan (including provisions that apply in the event of a subsequent Change in Control) as of the date in the Change in Control. The determination of whether the conditions of this Section 2(b)(ii) are satisfied shall be made by the Committee, as constituted immediately prior to the Change in Control, in its sole discretion, prior to a Change in Control. If a Replacement Award is provided, the Earned PSUs shall not be settled upon a Change in Control in accordance with the first sentence of this Section 2(b)(ii).
(iii)	Replacement Award. If, in connection with a Change in Control, Participant is provided with a Replacement Award, such Replacement Award shall vest on the Vesting Date and be settled at the time provided in Section 2(a), subject to Participant having not incurred a Termination of Employment prior to the Vesting Date; provided that, if, within two years following such Change in Control, Participant incurs a Termination of Employment without Cause, due to Participant’s resignation with Good Reason (as defined in Section 7(b)), or due to Participant’s death or Disability, then the Replacement Award shall become fully vested effective as of the date Termination of Employment, and NBHC shall issue one Share to Participant for each Replacement Award as soon as reasonably practicable, and in no event more than 10 days, following the date of Termination of Employment.

(c)	Other Terminations of Employment. If Participant incurs a Termination of Employment prior to a Change in Control or under circumstances other than those set forth in Section 2(b)(ii) as applicable to a Replacement Award, any unvested PSUs shall be forfeited by Participant without consideration effective as of the date of Termination of Employment.
3.Tax Withholding; Independent Tax Advice. NBHC shall reasonably determine the amount of any federal, state, local, or other income, employment, or other taxes that NBHC or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, settlement, or other event with respect to the PSUs and related dividend equivalents. NBHC’s obligation to deliver any certificates evidencing the Shares provided upon settlement of the Earned PSUs (or to make a book-entry or other electronic notation indicating ownership of such Shares) is subject to the condition precedent that Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 14(d) of the Plan. Participant acknowledges that the tax laws and regulations applicable to the PSUs and the disposition of the Shares provided upon settlement of the PSUs are complex and subject to change, and it is the sole responsibility of Participant to obtain Participant’s own advice as to the tax treatment of the terms of this Agreement.
4.No Rights as Stockholder; Dividend Equivalent Credits. Until such time as the PSUs have been settled pursuant to Section 2 and the underlying Shares have been delivered to Participant, and Participant has become the holder of such Shares, Participant shall have no rights as a stockholder, including, without limitation, the right to dividends or other distributions and the right to vote. Notwithstanding the foregoing or Section 7(c) of the Plan, each PSU shall entitle Participant to dividend equivalents with respect to ordinary cash dividends that would otherwise be paid on the Share underlying such PSU during the period from the Date of Grant to the date such Share is delivered in accordance with Section 2. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying PSU with respect to which they accrue, and shall, if the underlying PSU is earned and vests, shall vest and be paid at the time as the underlying PSU is settled.
5.Non-Transferability. The PSUs may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against NBHC, its Subsidiaries, and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. The PSUs shall be subject to the restrictions set forth in the Plan and this Agreement.
6.Adjustment. In the event of any event described in Section 3(h) of the Plan occurring after the Date of Grant, the adjustment provisions as provided for under Section 3(h) of the Plan shall apply to the PSUs.
7.	Certain Definitions and Administration.

(a)Termination with Cause. Unless otherwise provided under the termination with “cause” provisions of an Individual Agreement, to invoke a termination with Cause, NBHC must provide written notice to Participant of the existence of such grounds within 30 days following NBHC’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and, with respect to the grounds enumerated in clauses (A), (C), (D), and (E) of clause (ii) in the definition of Cause in the Plan, Participant shall have 30 days following receipt of such written notice during which he or she may remedy the ground if such ground is reasonably subject to cure as determined by NBHC.
(b)	“Good Reason” shall have the meaning given to such term in an Individual Agreement, or if there is no such Individual Agreement or if it does not define Good Reason, then, Good Reason shall mean the occurrence of the following, in the absence of Participant’s written consent:
(i)	a material diminution in Participant’s annual base salary from that in effect immediately prior to a Change in Control; or
(ii)	the assignment to Participant of any duties materially inconsistent with Participant’s positions (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by NBHC that results in a material diminution in such positions, authority, duties, or responsibilities, in each case, from those in effect immediately prior to a Change in Control;

provided that, in each case, (A) Participant provides written notice to NBHC of the existence of one or more of the conditions described in clauses (i) through (ii) within 30 days following Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason; (B) NBHC and its Affiliates fail to cure such event or condition within 30 days following the receipt of such notice; and (C) Participant incurs a Termination of Employment within 30 days following the expiration of such cure period.

8.Forfeiture. Participant agrees that, notwithstanding any other provision of any agreement to which he or she is subject with NBHC or NBH Bank (collectively, the “Company”), and in addition to and not in contravention of any clawback provision or policy applicable to Participant as in effect from time to time (including any clawback policies or provisions implemented pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law):
(a)	If the Company is required to prepare an accounting restatement due to material noncompliance of the Company in connection with any financial reporting requirement under the federal securities laws as a result of Participant’s misconduct, the Committee may require Participant to forfeit unvested PSUs and dividend equivalents, and/or to reimburse the Company for all Shares and amounts received under this Agreement from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and any amounts received with respect to, or amounts realized upon the settlement of the PSUs or the subsequent sale of the Shares that were issued upon settlement of the PSUs or the cancellation of the PSUs during that 12-month period;
(b)	If the Committee shall determine that Participant has engaged in a serious breach of conduct, the Committee may require Participant to forfeit unvested PSUs, may terminate this Agreement and/or require Participant to repay any amounts realized upon the settlement of the PSUs or on the subsequent sale of the Shares that were issued upon settlement of the PSUs or the cancellation of the PSUs; and
(c)	If Participant is found guilty of misconduct by any judicial or administrative authority in connection with any (i) formal investigation by the Securities and Exchange Commission or (ii) other federal or state regulatory investigation, then the Committee may require Participant to forfeit unvested PSUs and/or may require the repayment of any amounts realized upon the settlement of the PSUs or on the subsequent sale of the Shares that were issued upon settlement of the PSUs or the cancellation of the PSUs without regard to the timing of the determination of misconduct in relation to the timing of the settlement of the PSU or sale of Shares issued pursuant to the PSU.

The foregoing provisions of this Section 8 shall cease to apply following a Change in Control, except as otherwise required by applicable law.

9.Compliance with Legal Requirements. The grant of the PSUs and any other obligations of NBHC under this Agreement shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations.
10.Miscellaneous.
(a)	Confidentiality of this Agreement. Participant agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Participant of this covenant. This provision does not prohibit Participant from providing this information on a confidential and privileged basis to Participant’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
(b)	Restrictive Covenants. The grant, vesting, and settlement of the PSUs pursuant to this Agreement shall be in partial consideration for, and subject to Participant’s continued compliance with, (i) any restrictive covenants set forth in an Individual Agreement or (ii) if there are no confidentiality and/or non-solicitation provisions in an Individual Agreement, the restrictive covenants as set forth in Annex B hereto. For the avoidance of doubt, if there are confidentiality and/or non-solicitation provisions in an Individual Agreement, the restrictive covenants in the Individual Agreement shall govern.

(c)	Section 409A of the Code. It is intended that the Awards granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 11(e) of the Plan and the requirements for avoiding taxes or penalties under Section 409A of the Code.
(d)	Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the PSUs granted hereunder; provided that any such waiver or amendment that would impair the rights of any Participant or any holder or beneficiary of any PSUs heretofore granted shall not to that extent be effective without the consent of Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(e)	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to NBHC to:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111
Facsimile: (855)576-3479
Attention: General Counsel

if to Participant: at the address last on the records of NBHC.

All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(g)No Rights to Service. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant, or director of NBHC or its Affiliates or shall interfere with or restrict in any way the right of NBHC or its Affiliates, which is hereby expressly reserved, to remove, terminate, or discharge Participant at any time for any reason whatsoever.

(h)Beneficiary. Participant may file with NBHC a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with NBHC. The last such designation received by NBHC shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by NBHC prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Participant, the beneficiary shall be deemed to be his or her spouse or, if Participant is unmarried at the time of death, his or her estate.
(i)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of NBHC, its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.
(j)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.
(k)Bound by the Plan. By signing this Agreement, Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(l)Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(m)Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(n)Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NATIONAL BANK HOLDINGS CORPORATION

By: _____________________________________
Name:

Title:

By: _____________________________________
Name:

Title:

PARTICIPANT

_________________________________________
[Participant Name]

[Signature Page to PSU Award Agreement]

Annex A
Performance Metrics

For purposes of this Agreement, the following terms have the meanings ascribed thereto below:

“Adjusted Relative TSR Factor” shall mean (a) if NBHC’s TSR for the Measurement Period is less than zero, then the lesser of (i) the Relative TSR Factor and (ii) 1.000; and (b) if NBHC’s TSR for the Measurement Period is equal to or greater than zero, then the Relative TSR Factor.

“Earned PSUs” shall mean the product of (a) the TSR Target Number multiplied by (b) the Adjusted Relative TSR Factor (such product shall be rounded to the nearest whole number).

“GAAP” shall mean the generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Measurement Period” shall mean the period commencing on January 1, 20[__] and ending on December 31, 20[end of 3rd fiscal year from commencement date].

“Relative TSR” shall mean the percentile ranking of NBHC’s TSR among the TSRs for the companies included in the KBW Regional Banking Index as of the first day of the Measurement Period; provided that any company that is not continuously included in the KBW Regional Banking Index during the Measurement Period shall be excluded from the determination of Relative TSR. The only exception shall be if a company included in the KBW Regional Banking Index as of the first day of the Measurement Period files for bankruptcy or is placed into receivership, they shall remain included in the determination of Relative TSR, with a TSR of -100%.

“Relative TSR Factor” shall mean the factor determined and certified by the Committee based on Relative TSR for the Measurement Period as follows:

Relative TSR for the Measurement Period (%ile)	Relative TSR Payment Factor
Less than [__] percentile	0.000
Equal to [__] percentile	0.500
Equal to [__] percentile	1.000
Greater than [__] percentile	1.500

Linear interpolation shall be used between the applicable Relative TSR targets set forth above. In no event will the Relative TSR Factor exceed 1.500.

“TSR” shall mean, with respect to a particular company, total shareholder return for such company over the Measurement Period, calculated using the average closing stock price for the

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20 trading days prior to and including December 31, 20[__] and the average closing stock price for the 20 trading days prior to and including December 31, 20[+ 3 years], assuming dividends are reinvested in such company’s common stock on the ex-dividend date.

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Annex B
Restrictive Covenants

1.Confidential Information. Participant agrees that, during his or her employment with NBHC and at all times thereafter, he or she shall hold for the benefit of NBHC all secret or confidential information, knowledge, or data relating to NBHC or any of its Affiliates, and their respective businesses, which shall have been obtained by Participant during Participant’s employment by NBHC or during his or her consultation with NBHC after his or her termination of employment, and which shall not be or become public knowledge (other than by acts by Participant or representatives of Participant in violation of this Agreement). Except in the good faith performance of his or her duties for NBHC, Participant shall not, without the prior written consent of NBHC or as may otherwise be required or permitted by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than NBHC and those designated by it.

Notwithstanding the above confidentiality provisions, nothing in this Agreement, in any other agreement, or in the Company’s policies should be interpreted as prohibiting Participant from: (1) reporting possible violations of federal law or regulations, including any securities laws violations, to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities & Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs.

Please refer to the NBHC Associate Handbook, a copy of which is available upon request, regarding Participant’s rights related to the disclosure of the Company’s trade secrets.

2.Nonsolicitation. Participant agrees that, while he or she is employed by NBHC and during the one-year period following his or her termination of employment with NBHC (the “Restricted Period”), Participant shall not, directly or indirectly, (a) solicit any individual who is, on the date on which Participant incurs a Termination of Employment (the “Date of Termination”) (or was, during the six-month period prior to the Date of Termination), employed by NBHC or any of its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than NBHC or such Affiliate, (b)  initiate discussions with any such individual for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of Participant’s employer, (c) solicit any client or customer of NBHC or any of its Affiliates to transact business with a Competitive Enterprise (as defined below), or (d) induce or attempt to induce any client, customer, or investor (in each case, whether former, current, or prospective), vendor, supplier, licensee, or other business relation of NBHC or any of its Affiliates to reduce or cease doing business with NBHC or any such Affiliate, or in any way interfere with the relationship between any such client, customer, investor, vendor, supplier, licensee, or business relation, on the one hand, and NBHC or any such Affiliate, on the other hand. For purposes hereof, “Competitive Enterprise” means any business enterprise that either (i) engages in any activity closely associated with commercial banking or any other financial services business, including the operations of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, that is competitive with any portion of the business conducted by NBHC or any of its Affiliates.

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3.Equitable Remedies. Participant acknowledges that NBHC would be irreparably injured by a violation of Section 1 or Section 2 of this Annex B and he or she agrees that NBHC, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Participant from any actual or threatened breach of Section 1 or Section 2 of this Annex B. If a bond is required to be posted in order for NBHC to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
4.Severability; Blue Pencil. Participant acknowledges and agrees that he or she has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration, and in all other respects. If it is determined that any provision of this Annex B is invalid or unenforceable, the remainder of the provisions of this Annex B shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Annex B is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

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